Exhibit 99.1

Planet 13 Provides Update Regarding Access to Certain Cash Accounts

Las Vegas, Nevada – November 17, 2023 – Planet 13 Holdings Inc. (CSE: PLTH) (OTCQX: PLNH) (“Planet 13” or the “Company”), a leading vertically-integrated multi-state cannabis company, today provided the following update.

On June 20, 2021, the Company engaged El Capitan Advisors, Inc. (“El Capitan”), an investment advisor registered with the U.S. Securities and Exchange Commission, for cash management services. One of the Company’s accounts managed by El Capitan was held at BridgeBank, a division of Western Alliance Bank (collectively “WAB”). Pursuant to a dispute unrelated to the Company, Casa Verde Capital, L.P. and Casa Verde Capital EF, L.P. (collectively “Casa Verde”) obtained a US$35.0 million default judgment against El Capitan. Casa Verde then levied that judgment against El Capitan causing approximately US$5.5 million of the Company’s funds held at WAB (the “WAB Funds”) and managed by El Capitan to be directed to the Orange County Sheriff’s Office on September 21, 2023.

On or around October 24, 2023, the Company became aware of the levy against the WAB Funds and thereafter filed a third-party claim (the “WAB Claim”) of exemption asserting rightful ownership over the WAB Funds. On November 17, 2023, the Company will be filing a pleading in further support of the WAB Claim and a hearing regarding the WAB Claim is currently scheduled for November 30, 2023.

After filing the WAB Claim, the Company took immediate action to withdraw the remaining US$16.0 million that the Company held in two additional Company accounts managed by El Capitan (the “Additional Funds”). The Company was initially informed by El Capitan that the Additional Funds were being wired to the Company in due course. However, on November 14, 2023, El Capitan informed the Company that due to issues in connection with the Casa Verde judgment the wire was not able to be processed. Since November 14, 2023, El Capitan has refused to honor the Company’s further withdrawal requests with respect to the Additional Funds and at this time it is unclear whether the Additional Funds will be returned. Based on discussions with El Capitan to secure the withdrawal of the Additional Funds, the Company has reason to believe that the Additional Funds may have been misappropriated by El Capitan.

At this time, the Company is not able to predict what, if any, action may be taken by law enforcement or other regulatory authorities. The Company is vigorously pursuing its rights to reclaim all funds managed by El Capitan and will pursue recovery of its funds through all legally available means, including as appropriate, through cooperation with law enforcement.

The Company has engaged legal counsel regarding these matters and has commenced its own internal investigation with respect to the same, but the Company has not yet determined whether an independent internal investigation will be required. Given the nature of the claims and the actions taken by El Capitan, the Company may be limited in what information it can disclose following this announcement to the extent limited by any investigations, internal or otherwise.

While this matter will result in some additional near-term expenses, the Company does not expect this incident to have a material impact on its business or its ability to fund the anticipated working capital and other liquidity requirements of its near-term ongoing operations.

About Planet 13

Planet 13 (www.planet13holdings.com) is a vertically integrated cannabis company, with award-winning cultivation, production and dispensary operations in Las Vegas and Orange County, California. Planet 13 also holds a medical marijuana treatment center license in Florida and a conditional Social-Equity Justice Involved dispensing license in the Chicago region of Illinois. Planet 13’s mission is to build a recognizable global brand known for world-class dispensary operations and create innovative cannabis products. Licensed cannabis activity is legal in these states but remains illegal under U.S. federal law. Planet 13’s shares of common stock trade on the Canadian Securities Exchange (CSE) under the symbol PLTH and are quoted on the OTCQX under the symbol PLNH.

Cautionary Note Regarding Forward-Looking Information

This news release contains forward-looking information and forward-looking statements within the meaning of applicable securities laws. All statements, other than statements of historical fact, are forward-looking statements and are often, but not always, identified by phrases such as “plans”, “expects”, “proposed”, “may”, “could”, “would”, “intends”, “anticipates”, or “believes”, or variations of such words and phrases. In this news release, forward-looking statements relate to the pleading to be filed today, whether the WAB Funds and/or the Additional Funds will be returned to the Company, statements regarding the Company pursuing recovery of its funds through all available legal means and the impact on the Company’s business and ability to fund the anticipated working capital and other liquidity requirements.  Such forward-looking statements reflect what management of the Company believes, or believed at the time, to be reasonable assumptions and accordingly readers are cautioned not to place undue reliance upon such forward-looking statements and that actual results may vary from such forward-looking statements. These assumptions, risks and uncertainties which may cause actual results to differ include, among others, those assumptions, risks and uncertainties discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and any of the Company’s subsequent periodic reports filed with the U.S. Securities and Exchange Commission at www.sec.gov and on SEDAR at www.sedar.com. Forward-looking statements contained herein are made only as to the date of this press release and we assume no obligation to update or revise any forward-looking statements should they change, except as required by law. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

For further inquiries, please contact:

LodeRock Advisors Inc., Planet 13 Investor Relations

mark.kuindersma@loderockadvisors.com

Robert Groesbeck or Larry Scheffler

Co-Chief Executive Officers

ir@planet13lasvegas.com

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